Exhibit 5.1

Stepp Law Corporation

15707 Rockfield Blvd.

Suite 101

Irvine, California 92618

949.660.9700

March 28, 2011

Antaga International Corp

4405 Powell Avenue

Montreal, Quebec

Canada H4P 1E5

Attention: Georgi Parrik

Re:  Registration Statement on Form S-1

Dear Mr. Parrik:

As special counsel to Antaga International Corp, a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 2,385,000 shares of the Company’s $.001 par value common stock which have been issued by the Company (the “Shares”). We have been informed that the Shares will be registered for sale or transfer by the holders thereof pursuant to the provisions of that certain registration statement on Form S-1, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission"), to comply with the applicable provisions of the Securities Act of 1933, as amended, and those holders are identified in that registration statement  (the "Registration Statement"). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.  The opinion specified in this letter opines upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution, and all reported judicial decisions interpreting those laws.

For purposes of providing the opinion specified in this letter, we have examined copies of such records of the Company, certificates of officers of the Company, public information, and other information as we have deemed relevant and necessary as a basis for that opinion.  In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies, and the authenticity of the originals of such documents.

Based on that examination, it is our opinion that the Shares (i) have been duly and validly authorized for issuance and (ii) are validly issued, fully paid, and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this letter.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities.  Accordingly, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

We consent to the (i) use of this letter as an exhibit to the Registration Statement, (ii) disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) use of our name in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act, or the rules and regulations of the Commission.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW CORPORATION

/s/  Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.

TES/jkl